Exhibit 10.4

Execution Version

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of July 8, 2019 by and between PetIQ, LLC, an Idaho limited liability company (“Service Recipient”), and L. Perrigo Company, a Michigan corporation (“Service Provider”). Service Recipient and Service Provider are sometimes hereinafter referred to individually as a “Party” and together as the “Parties.” Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Purchase and Sale Agreement, dated as of May 8, 2019 (the “Purchase Agreement”), by and among Service Provider, Service Recipient, solely for purposes of Section 9.13 of the Purchase Agreement, Perrigo Company plc, an Ireland public company limited by shares, and, solely for purposes of Section 9.14 of the Purchase Agreement, PetIQ, Inc., a Delaware corporation.

RECITALS

WHEREAS, Service Provider and Service Recipient have entered into the Purchase Agreement, pursuant to which, among other things, Service Recipient will purchase from Service Provider the Purchased Interests;

WHEREAS, upon consummation of the transactions contemplated by the Purchase Agreement, and to facilitate and provide an orderly transition, Service Recipient will continue to require certain services from Service Provider or Service Provider’s Affiliates during a transitional period pursuant to the terms of this Agreement; and

WHEREAS, Service Provider has agreed to perform, or to cause its Affiliates to perform, certain services for Service Recipient pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and of the respective covenants and agreements set forth herein and in the Purchase Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

SERVICES

1.1 Provision of Services.

(a) Service Provider agrees to provide, or to cause its Affiliates to provide, the services (the “Services”) set forth on Schedule 1 attached hereto (as such schedule may be amended or supplemented pursuant to the terms of this Agreement, the “Services Schedule”) to Service Recipient and its Affiliates for the respective periods and on the other terms and conditions set forth in this Agreement and in the Services Schedule.

(b) Service Recipient acknowledges that Service Provider may be providing similar services (and/or services that involve the same resources as those used to provide the Services) to its internal organizations, Affiliates and third parties. The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary third party consents required under any existing contract or agreement with a third party to allow Service Provider to perform, or cause to be performed, all Services hereunder in accordance with the standards set forth in this Section 1.2. Unless otherwise agreed in writing by the Parties, all reasonable out-of-pocket costs and expenses (if any) incurred by Service Provider or any of its subsidiaries in connection with obtaining any such third party consent that is required to allow Service Provider to perform or cause to be performed such Services shall be borne by Service Provider. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required third party consent, or the performance of such Service by Service Provider would constitute a violation of any applicable Law or violate, conflict with, result in the loss of any benefit under or increase the costs under any existing contract or agreement with a third party, then Service Provider shall determine and adopt, subject to Service Recipient’s prior written approval, a commercially reasonable alternative to the affected Services; provided, however, that if no such commercially reasonable alternative is available, Service Provider shall have no obligation to perform or cause to be performed such Service.

(c) Service Provider shall not be required to (i) expand its facilities, incur long-term capital expenses, make any upgrade or improvements to its existing systems, software or hardware or employ additional personnel in order to provide the Services, or (ii) provide Services hereunder that are greater in nature and scope than the comparable services provided by Service Provider to the Company Entities prior to the Closing Date.

(d) In providing the Services, Service Provider may (i) use the personnel of Service Provider or its Affiliates, or (ii) arrange for the provision of services of third parties to the extent such third-party services are routinely utilized to provide similar services to other businesses of Service Provider or are reasonably necessary for the performance of any of such Services.

(e) All employees and representatives of Service Provider and its Affiliates shall be deemed for all purposes to be employees or representatives of Service Provider. In performing the Services, such employees and representatives shall be under the direction, control and supervision of Service Provider and its Affiliates (and not Service Recipient) and Service Provider and its Affiliates shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives, it being understood that Service Provider shall not terminate the employment of Benjamin Shane (other than for “cause”) prior to the End Date.

(f) Subject to this Section 1.1(f), Section 1.7, Section 3.2 and Section 7.8, the obligation of Service Provider under this Agreement to provide the Services shall terminate with respect to each Service at the end of the applicable service period as provided for in the Services Schedule (the “End Date”). Notwithstanding the foregoing, the parties acknowledge and agree that Service Recipient may determine from time to time that it does not require all the Services set out on the Services Schedule or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, Service Recipient may terminate the Services, in whole or in part, upon five days’ prior written notice to Service Provider of any such determination. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Service Provider shall have no further obligation to provide the applicable terminated Service and Service Recipient will have no obligation to pay any future Service Fees relating to such Service (other than for or in respect of Services already provided in accordance with the terms of this Agreement and received by Service Recipient prior to such termination); provided for any termination in the middle of a month, the applicable Service Fee (solely to the extent such Service Fee is a monthly fee) shall be prorated or refunded, as applicable, for the number of days in such month in which the services were actually provided.

1.2 Standards of Service. Service Provider shall use good faith efforts to perform or to cause to be performed the Services in accordance with applicable law with substantially the same degree of priority, timeliness, care, skill, diligence and quality with which Service Provider performs, on the whole, analogous services for Service Provider or its applicable functional group or subsidiary and with which Service Provider performed the Services for the Seller Business prior to the Closing (collectively referred to as the “Level of Service”); provided that the Level of Service shall not be deemed to be a guaranty of any particular result. In the event that Service Recipient is not satisfied with a Service Provider employee’s performance on a consistent basis, Service Recipient may request Service Provider to assign a new employee to perform that Service, and Service Provider shall use commercially reasonable efforts to accommodate such request. Except as expressly set forth in this Section 1.2, Service Provider makes no representations and warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, no warranties of merchantability, fitness for a particular purpose, operability, capacity or condition, which are specifically disclaimed. Notwithstanding anything to the contrary in this Agreement, Service Provider has the right to suspend a Service in the event that Service Provider does not have a required permit or license to perform such Service or such Service is prohibited by applicable Law.

1.3 Service Recipient’s Use of Services. Service Provider shall be required to provide the Services only to Service Recipient in connection with the conduct of the business of the Company Entities. Service Recipient shall not resell any of the Services to any Person whatsoever or permit the use of the Services by any Person other than in connection with the conduct of the business of the Company Entities in the ordinary course consistent with past practice.

1.4 Cooperation. Service Recipient shall, on a timely basis, take all such actions as may be reasonably necessary in order to enable or assist Service Provider and its Affiliates in providing the Services hereunder, including, without limitation, giving reasonable access, during normal business hours and at such other times as are reasonably required, to Service Recipient’s premises or the premises of the Company Entities for the purpose of providing the Services. Service Provider shall be relieved of its obligations hereunder to the extent that Service Recipient’s failure to take any such action renders performance by Service Provider of such obligations unlawful or impractical.

1.5 Migration. The parties hereto acknowledge the transitional nature of the Services. Accordingly, from and after the Closing Date, Service Recipient shall use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services as soon as reasonably practicable.

1.6 Intellectual Property. This Agreement is not intended to, and shall not, transfer or license any Intellectual Property from one Party to the other. Service Recipient agrees that, if Service Provider, in the performance of its obligations under this Agreement, makes available to Service Recipient any Intellectual Property owned by, or licensed to, Service Provider or an Affiliate thereof: (i) such Intellectual Property will remain the sole property of Service Provider or the relevant Affiliate, or their licensors (as appropriate); and (ii) such Service Provider or the relevant Affiliate, or their licensors (as appropriate) shall own all Intellectual Property subsisting in any and all adaptations of, modifications and enhancements to and works derived from such materials or Intellectual Property.

1.7 Additional Services; Extension of Services.

(a) Notwithstanding the contents of the Services Schedule, Service Provider agrees to consider in good faith to any reasonable request by Service Recipient for access to any additional services that are necessary for the operation of the Company Entities and which are not currently contemplated in the Services Schedule, at a price to be agreed upon after good faith negotiations between the parties. Any such additional services so provided by Service Provider shall constitute Services under this Agreement and be subject in all respect to the provisions of this Agreement as if fully set forth on a Services Schedule as of the date hereof.

(b) The Parties agree that Service Provider shall not be obligated to perform any Service after the applicable End Date. If Service Recipient desires and Service Provider agrees to continue to perform any of the Services after the applicable End Date, the Parties shall negotiate in good faith to determine the price to be paid to Service Provider for such performance. The Services so performed by Service Provider after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

ARTICLE 2

COMPENSATION

2.1 Service Fees. For each Service rendered under this Agreement, Service Recipient will pay Service Provider the applicable price for such Service (each, an “Applicable Fee”) set forth on the Services Schedule. In addition, Service Recipient shall reimburse Service Provider for reasonable and documented costs incurred in connection with providing the Services. For purposes hereof, Service Provider’s costs shall include all of Service Provider’s and its Affiliates’ actual out-of-pocket third-party expenses reasonably incurred by Service Provider in providing the Services (together with the Applicable Fees, the “Service Fees”).

2.2 Taxes. Any Taxes imposed or assessed as a result of the provision of the Services hereunder shall be paid by Service Recipient.

2.3 Invoices. Each month, Service Provider shall provide Service Recipient with monthly invoices (“Invoices”) with reasonable detail of such prior calendar month’s Services, if any, and the Service Fees for such prior calendar month. All Service Fees that are one-time fees will be included in the first Invoice provided to Service Recipient. Service Provider shall provide promptly to Service Recipient such additional supporting documentation evidencing the provision of Services, if any, and the calculation of Service Fees related thereto as may be reasonably requested by Service Recipient. All amounts shall be due and payable on or before the tenth (10th) day following Service Recipient’s receipt of an Invoice, delivered to Service Recipient in accordance with this Section 2.3. Upon reasonable notice, Service Recipient shall have reasonable access to Service Provider’s books and records solely related to the performance of the Services and the calculation of the Service Fees.

2.4 TSA Committee; Disputes.

(a) A committee is to be established by Service Provider and Service Recipient to, among other things, monitor and manage matters arising out of or relating in any way to this Agreement (the “TSA Committee”). Without limiting the generality of the foregoing, each Party shall cause each member of the TSA Committee who is an employee, agent or representative of such Party to work in good faith to resolve any dispute arising out of or relating in any way to this Agreement. The initial members of the TSA Committee are set forth on Schedule 2 hereto, which may be updated by either Party with respect to its designees to the TSA Committee from time to time upon notice to the other.

(b) In the event of an Invoice dispute, Service Recipient shall deliver a written statement to Service Provider no later than five Business Days prior to the date payment is due on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 2.3. The Parties shall seek to resolve all such invoice disputes, or any other disputes with respect to any other matter arising out of this Agreement, expeditiously and in good faith through the TSA Committee; provided, that if the TSA Committee is unable to resolve any dispute after a 15-day period, either Party may thereafter pursue any and all rights and remedies available to it at law or in equity pursuant to this Agreement.. Service Provider shall continue performing the Services in accordance with this Agreement pending resolution of any dispute. Notwithstanding any such dispute, Service Recipient shall pay all undisputed amounts on an Invoice when due pursuant to Section 2.3.

2.5 No Right of Setoff. Each of the Parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other Party, whether under this Agreement, the Purchase Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other Party.

ARTICLE 3

TERM; TERMINATION

3.1 Termination of Agreement. This Agreement shall terminate in its entirety (a) on the date upon which Service Provider shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with this Agreement or (ii) in accordance with Section 3.2.

3.2 Breach. Any party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 7.8) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of 15 days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate such Service. For the avoidance of doubt, non-payment by Service Recipient for a Service provided by Service Provider in accordance with this Agreement and not the subject of a dispute pursuant to Section 2.4 shall be deemed a breach for purposes of this Section 3.2.

3.3 Effect of Termination. Any termination under the provisions of Section 3.2 shall not affect any monies owing or obligations incurred hereunder by any of the Parties prior to the effective date of termination. Upon termination of this Agreement in its entirety pursuant to Section 3.1, all obligations of the Parties hereto shall terminate, except for the provisions of this Section 3.3 and Article 7, which shall survive any termination or expiration of this Agreement.

ARTICLE 4

INDEPENDENT CONTRACTOR; ETC.

Service Provider will perform the Services in the capacity of an independent contractor. Nothing in this Agreement will be construed or inferred to imply that Service Provider is a partner, joint venturer, agent or representative of, or otherwise associated with, Service Recipient. Each Party agrees not to represent to others or take any action from which others could reasonably infer that any of the Parties hereto is a partner, joint venturer, agent or representative of, or otherwise associated with, the other Parties.

ARTICLE 5

INDEMNIFICATION

5.1 Service Recipient Indemnity. Service Recipient shall indemnify, defend and hold harmless Service Provider, its subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all Losses owing to third parties with respect to Third-Party Claims relating to, arising out of or resulting from Service Provider’s furnishing or failing to furnish the Services provided for in this Agreement, other than such Losses that relate to, arise out of or result from Service Provider’s breach of this Agreement, gross negligence, fraud or willful misconduct. The indemnification obligations set forth in this Section 5.1 are the exclusive indemnification obligations of Service Recipient with respect to the matters addressed in this Agreement.

5.2 Service Provider Indemnity. Service Provider shall indemnify, defend and hold harmless Service Recipient, its subsidiaries, and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Service Recipient Indemnitees”), from and against any and all Losses (that are out-of-pocket and direct) owing to third parties in respect to Third Party Claims, arising out of or resulting from the furnishing of or failure to furnish the Services provided for in this Agreement, but only to the extent that such Losses relate to, arise out of or result from Service Provider’s breach of this Agreement, gross negligence, fraud or willful misconduct. The indemnification obligations set forth in this Section 5.2 are the exclusive indemnification obligations of Service Provider with respect to the matters addressed in this Agreement.

5.3 Indemnification Procedures. The procedures for indemnification set forth in Article VIII of the Purchase Agreement shall govern claims for indemnification under this Agreement.

ARTICLE 6

LIMITATION ON LIABILITY

Service Provider shall not be liable, whether in contract, in tort (including negligence and strict liability), or otherwise, for any special, incidental or consequential damages whatsoever, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any of the Services hereunder, including, but not limited to, loss of profits, business interruptions and claims of customers. Notwithstanding anything to the contrary contained herein, the liability of Service Provider with respect to any Service provided pursuant to this Agreement or anything done in connection therewith, whether in contract, in tort (including negligence and strict liability) or otherwise, shall not exceed the Service Fees previously paid to Service Provider by Service Recipient in respect of such Service.

ARTICLE 7

MISCELLANEOUS

7.1 Amendment and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of Service Provider and Service Recipient. Any term or condition of this Agreement may be waived at any time in a written instrument duly executed by the Party against whom such waiver is sought to be enforced. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any prior or future occasion or affect in any way any rights arising by virtue of any such prior or future occasion.

7.2 Successors and Assigns. This Agreement will be binding upon the Parties and their respective successors and assigns, except that no right, benefit or obligation hereunder may be assigned by any Party without the prior written consent (not to be unreasonably withheld) of the other Party.

7.3 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and the transactions contemplated thereby (whether sounding at law or in equity, in contract, in tort or otherwise) shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b) Each Party irrevocably submits to the exclusive jurisdiction of any state or federal court located within the County of New York in the State of New York for the purposes of any Proceeding arising out of this Agreement or the other transactions contemplated by any of the foregoing, and irrevocably agrees to commence and litigate any such Proceeding only in such courts. Each Party further agrees that service of any process, summons, notice or document in accordance with Section 7.9 shall be effective service of process, summons, notice or documents for any such Proceeding. Nothing in this Agreement shall in any way be deemed to limit the ability of either Party to serve any such process, summons, notice or document in any other manner permitted by applicable Law. Each Party (a) irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement in such courts, (b) irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum, and (c) irrevocably and unconditionally agrees to be bound by any judgment rendered by any such court. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY ANY OF THE FOREGOING OR THE ACTIONS, INCLUDING COUNTERCLAIMS, OF THE PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THEREOF.

7.4 Counterparts. This Agreement, and the other documents, agreements and instruments to be delivered in connection with this Agreement, may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by the other Parties. The Parties agree that the delivery of this Agreement, and the other documents, agreements and instruments to be delivered in connection with this Agreement, may be effected by means of an exchange of electronically transmitted signatures (including by electronic mail in .pdf format).

7.5 Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns. This Agreement will not confer, and it is not the intention of the Parties for this Agreement to confer, any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Without limiting the generality of the foregoing, no provision of this Agreement creates any third-party beneficiary rights in any employee or former employee of Service Provider or Service Recipient (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement creates any rights in any employee or former employee of Service Provider or Service Recipient (including any beneficiary or dependent thereof) in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for under such plans or arrangements.

7.6 Entire Agreement. This Agreement, together with the Purchase Agreement and the Confidentiality Agreement, and the other documents, instruments and agreements specifically referred to in this Agreement or therein or delivered pursuant to this Agreement or thereto set forth the entire understanding of the Parties with respect to the subject matter of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter of this Agreement, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement.

7.7 Headings. All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

7.8 Force Majeure. The obligations of Service Provider under this Agreement with respect to any Service shall be suspended during the period and to the extent that Service Provider is prevented or hindered from providing such Service, or Service Recipient is prevented or hindered from receiving such Service, due to any of the following causes beyond such Party’s reasonable control (such causes, “Force Majeure Events”): (a) acts of God, (b) flood, fire or explosion, (c) war, invasion, riot or other civil unrest, (d) Order or Law, (e) actions, embargoes or blockades in effect on or after the date of this Agreement, (f) action by any Governmental Entity, (g) national or regional emergency, (h) strikes, labor stoppages or slowdowns or other industrial disturbances, (i) shortage of adequate power or transportation facilities, or (j) any other event which is beyond the reasonable control of such Party. The Party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, and Service Provider shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Service Provider will not be deemed to have defaulted or failed to perform hereunder if Service Provider’s inability to perform or default will have been caused by a Force Majeure Event.

7.9 Notices. All notices and other communications required or desired to be given under this Agreement shall be given pursuant to the provisions of Section 9.1 of the Purchase Agreement.

7.10 Confidentiality.

(a) Each Party agrees to maintain the confidentiality of all non-public information relating to any other Party, its Affiliates or any third party that may be disclosed by a Party to such other Party in connection with the performance of the Services hereunder and to use such information solely for the purposes of providing or receiving the Services hereunder. Notwithstanding the foregoing, a Party’s obligation hereunder shall not apply to information that:

(i) is already in the receiving Party’s possession at the time of disclosure thereof and is not otherwise subject to a confidentiality obligation;

(ii) is or subsequently becomes part of the public domain through no action or omission of the receiving Party; or

(iii) is subsequently received by the receiving Party from a third party owing no obligation of confidentiality to any Party with respect to such information.

(b) Notwithstanding Section 7.10(a), non-public information may be disclosed by the receiving Party:

(i) to the receiving Party’s Affiliates, directors, officers, employees and agents to the extent necessary in connection with the performance of the Services, provided that the receiving Party ensures that such parties comply with this Section 7.10; and

(ii) as required by Law, provided that, if permitted by Law, written notice of such requirement shall be given promptly to the Party from which the non-public information originated so that such Party may take reasonable steps to avoid and minimize the extent of such disclosure.

7.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from and after the date of this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

7.12 Expenses. Except as expressly set forth in this Agreement, each party hereto shall pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above.

L. PERRIGO COMPANY

By:	/s/ James Larson
Name: James Larson
Title: Assistant Secretary

PETIQ, LLC

By:	/s/ John Newland
Name: John Newland
Title: Chief Financial Officer

By:	/s/ R. Michael Herrman
Name: R. Michael Herrman
Title: Secretary

[Signature Page to Transition Services Agreement]